Exhibit 99.1

Statera Biopharma Announces Revised Preliminary Revenue and Financial Results of Fiscal Year 2021

FORT COLLINS, Colo., Mar. 8, 2022 (GLOBE NEWSWIRE) -- Statera Biopharma, Inc. (NASDAQ: STAB) (the “Company” or “Statera Biopharma”), a leading biopharmaceutical company creating next-generation immune therapies that focus on immune restoration and homeostasis, today announced revised unaudited, preliminary financial results for its Fiscal Year ended December 31, 2021.

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Revenues for the year ended December 31, 2021 were $1,487,036 representing an increase of 100%, from $0 for the same period in 2020. The increase in revenues was due to the acquisition of ImQuest Life Sciences, Inc. and its subsidiaries (ImQuest) in June 2021 by Old Cytocom. ImQuest is a research and development company focused specifically on cancer, inflammation and infectious disease treatments. The Company reported no revenue in 2020.

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Cost of revenues for the year ended December 31, 2021 was $488,314, representing an increase 100% for the same period in 2020. The increase was due to the acquisition of ImQuest. Cost of revenues as a percentage of revenue was 33% for the year ended December 31, 2021.

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Operating costs for the year ended December 31, 2021 were $31,587,009, representing an increase of $20,086,619, or 191%, from $10,501,668 for the 2020. The increase in operating costs was principally due to increases in research and development expense (an increase of $6,566,403 or 125% year over year) and general and administrative expense (an increase of $14,441,905 or 276% year over year). The increase in research and development expense was the result of increased costs for the expansion in 2021 of clinical trial programs for Crohn’s disease and COVID-19. The increase in general and administrative expense reflects the costs incurred for the Merger and Old Cytocom’s acquisition of ImQuest, legal and other fees incurred to raise additional capital in 2021, increases in employee compensation, benefits and stock based compensation, and insurance expense.

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Other expense for the year ended December 31, 2021 was $68,667,633, representing an increase of $67,075,440, or 728%, from other expense of $1,592,193 for the same period in 2020. The change is primarily due to the Company’s expectation that it will fully impair the goodwill it recorded after it allocated the total purchase price paid for Cleveland BioLabs, Inc. to tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values as of the transaction closing date on July 27, 2021. Such an impairment would result in a charge of $64,338,810. In addition, the Company incurred an increase of $5,458,954 in interest and other non-operating expense, offset by an increase of $2,722,324 in gains on extinguishment of debt.

●	On the basis of the preliminary financial results presented above, the Company expects to report positive shareholders' equity as of year-end 2021.

This press release replaces the Company’s prior announcement regarding such unaudited preliminary revenue and financial results in its entirety, and investors should not rely on the Company’s prior announcement.

About Statera Biopharma

Statera Biopharma, Inc. (formerly Cytocom, Inc.) is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses and cancers based on a proprietary platform designed to rebalance the body’s immune system and restore homeostasis. Statera Biopharma has a large platform of toll-like receptor (TLR) agonists with TLR4 and TLR9 antagonists, and the TLR5 agonists, Entolimod and GP532. TLRs are a class of protein that plays a key role in the innate immune system. Statera Biopharma is developing therapies designed to directly elicit within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Statera Biopharma has clinical programs for Crohn’s disease (STAT-201), hematology (Entolimod), pancreatic cancer (STAT-401) and COVID-19 (STAT-205) in addition to potential expansion into fibromyalgia and multiple sclerosis. To learn more about Statera Biopharma, please visit www.staterabiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical fact contained in this press release, including statements regarding the Company’s expected clinical development timeline for the Company’s product candidates, future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals, the impact of any laws or regulations applicable to the Company, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on the current expectations about future events held by management. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual future results may differ materially from those discussed here for various reasons. The Company discusses many of these risks under the heading “Risk Factors” in the proxy statement/prospectus filed with the SEC on June 10, 2021, as updated by the Company’s other filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Contacts:
Statera Biopharma
Nichol Ochsner
Executive V.P. Investor Relations and Corporate Communications
(732) 754-2545
nichol.ochsner@staterabiopharma.com

FINN Partners
Glenn Silver (Media)
(973) 818-8198
glenn.silver@finnpartners.com

FINN Partners
David Carey (IR)
(212) 867-1768
David.carey@finnpartners.com